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                                                HEI, INC.
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
                                                                   1495 Steiger Lake Lane
      [LOGO]                                                       P.O. Box 5000
                                                                   Victoria, MN 55386-5000
                                                                   (612) 443-2500
                                                                   (612) 443-2668 Fax
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July 24, 1998

Dear Fellow Shareholder:

    I wanted to take this opportunity to write to you as we near the August 4 shareholders' meeting. I would like to personally thank you for the tremendous support we have received in opposing Fant's campaign to remove your independent directors and to amend HEI's bylaws to eliminate your rights under the Minnesota Control Share Acquisition Statute. As one example of this support, I quote to you from a letter just received from Kenneth A. Schoen, former Executive Vice President of 3M Corporation, former HEI director, and current HEI shareholder:

       SINCE I OWN MORE THAN 50,000 SHARES, GENE, ONE MIGHT THINK THAT THIS WAS A DIFFICULT ISSUE TO DECIDE. IT WAS NOT. BASED ON MY 35 YEARS EXPERIENCE IN INDUSTRIAL HIGH TECHNOLOGY--PLUS HEI'S TURNAROUND AND SOLID FINANCIAL BASE; A SPECIFIC AND COST-EFFECTIVE GROWTH PLAN; A KNOWLEDGEABLE AND EXPERIENCED BOARD; SUPERIOR PRODUCTS; MARKET UNDERSTANDING; AND EXCEPTIONAL EMPLOYEES--VOTING WITH EXISTING MANAGEMENT IS THE RIGHT CHOICE.

    Your directors and management sincerely appreciate this continued support.

    I regret that this campaign for control of your Company has resulted in your being buried in paper and bombarded with telephone calls. Concerns about this attempted acquisition of control have taken up a considerable amount of my time as well--time that could have been put to better use continuing HEI's growth and diversification. Nevertheless, I believe strongly, for the following reasons, that the time and effort invested have been in the best interests of HEI and its shareholders under these unfortunate circumstances:

    PERFORMANCE. Contrary to Fant's distortions, I am very pleased with our progress since the near-bankruptcy days of 1990/1991 (when HEI's stock price was around 50 CENTS per share), and I am equally excited about our potential for the future. I believe that our transition into new markets, and our growth in established ones, is progressing extremely well. That progress is evidenced by the growth in revenues from the hearing and medical instrumentation and telecommunications markets--from $4.6 million in the second quarter of this fiscal year to $6.0 million in the third--and by our recently reported contracts with two manufacturers of implantable medical devices for product development and/or initial production quantities.

    MANAGEMENT. I am very proud of the management team we have in place. Despite the shadow cast by Fant on HEI's future, we were able to hire our first-choice candidates to become HEI's President, Don Reynolds, and our new Director of Manufacturing, Stephen Petersen. The combination of internally and externally acquired experience now in place has resulted in a strengthened team with a record of success, one that is knowledgeable and highly motivated to drive for continuing growth and profitability.

    STRATEGIC ALTERNATIVES. Your board was in the process of pursuing strategic alternatives prior to the Fant takeover attempt--including possible acquisitions of technology and/or market access through partnering arrangements. We have also retained the services of Piper Jaffray Inc. to expand and enhance consideration of those alternatives. In spite of the unfortunate shadow cast by the Fant activity on this process, and the short time frame involved, we have received preliminary expressions of interest in HEI from a number of parties. While we cannot predict what the outcome of Piper Jaffray's efforts will be, or
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July 24, 1998
Page 2

that those efforts would result in an attractive alternative for our shareholders, it is our intent to continue to consider strategic alternatives to the extent we deem them potentially productive.

    SHAREHOLDER INTERESTS. Your board has expressed its concern with the welfare of ALL of HEI's shareholders throughout this campaign. This concern grew as we learned that Fant was willing to acquire only 11.5% of HEI's stock in his tender offer, since we remain unwilling to sell control of HEI unless all shareholders receive a control premium for ALL of their shares. Our concern increased as Fant refused to provide persuasive and substantive information on his background or plans for HEI. At this point, we simply do not have evidence that Fant can or will run HEI in the best interests of all shareholders.

    TACTICS. We are also concerned that Fant's tactics appear to confuse shareholders. We believe that Fant has attempted to "buy" more votes--by his highly conditional tender for only 11.5% of the shares, then by increasing his offer price, again for only 11.5% of the shares and by INCORRECTLY suggesting that in order to tender shares into his offer, shareholders must return Fant's proxy card. (He has since acknowledged that a tender can be made regardless of how the tendering shareholder votes.) Further, he has placed numerous newspaper advertisements and phone calls and FANT HAS STATED IN HIS PROXY DOCUMENT THAT THE COSTS OF THESE ADS AND CALLS, TOGETHER WITH HIS OTHER PROXY SOLICITATION EXPENSES-- ESTIMATED BY HIM TO EXCEED $500,000--WILL BE PAID BY HEI IF HE IS ELECTED.

    I have no concern about the result of a fair election in which independent shareholders make their decisions on an informed basis. I am concerned, however, that this may not be universally true in this election. For the reasons previously discussed with you, shareholders may have been misled or misinformed as to their rights, or of the facts involved. Further, in addition to Fant's personal accumulation of 18% of HEI's shares, Fant's financial adviser and appointed dealer-manager, R. J. Steichen, and its affiliates, own a substantial additional amount of stock and have interests that may differ from other shareholders.

    The Minnesota Control Share Acquisition Statute, which prevents an acquiring shareholder from voting shares in excess of 20% without prior approval by the independent shareholders (not including the company's officers and the acquiring shareholder), was adopted to protect shareholders against just the type of takeover tactics pursued by Fant. He has chosen not to seek independent shareholder approval to vote the stock he says he intends to acquire in his tender offer. Instead, he wants to have the shareholders (himself included in this case) vote to do away with the statute's protections entirely. Apparently, his lawyers have cleverly found a loophole in that statute, but he cannot take advantage of it without your consent. I URGE YOU NOT TO GIVE UP THESE RIGHTS BY VOTING FOR FANT'S PROPOSED BYLAW AMENDMENT. DON'T ALLOW HIM TO GAIN CONTROL OF YOUR COMPANY DESPITE OWNING LESS THAN 30% OF THE SHARES.

    Please remember, no tendered shares have been purchased by Fant. You have every right to change a previous vote, or to vote any of your shares, tendered or otherwise, for your directors and against the Fant proposals without affecting the validity of your tender. If you haven't done so already, please sign, date and return the enclosed WHITE proxy card with a vote AGAINST removal of your independent directors (Proposal 1) and AGAINST removal of the protections provided under the Minnesota Control Share Acquisition Statute (Proposal 3) and FOR the re-election of your current directors (Proposal 2).

    Again, I thank you for your support and patience. If you have any questions, please contact me, Don Reynolds (HEI's President) or Jerry Mortenson (our CFO) at (612) 443-2500.

Sincerely,

/s/ Eugene W. Courtney

Eugene W. Courtney
Chief Executive Officer